FOR IMMEDIATE RELEASE For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Earnings Continue to Climb for 3rd Qtr and Year-to-date

Lewiston, MAINE (April 19, 2010)—Northeast Bancorp (NASDAQ: NBN), a Maine-based full-service financial Company and parent of Northeast Bank (https://www.northeastbank.com),  announced net income was $530,632, or $0.20 per diluted share, for its third quarter ended March 31, 2010, an increase of 37% compared to the $387,370, or $0.14 per diluted share, earned for the quarter ended March 31, 2009.

Excluding amortization of customer lists and intangible expenses, net income available to common stockholders per diluted share was $0.25 for the quarter ended March 31, 2010. Please see the footnote at the end of this release under the heading “Supplemental Reporting of Non-GAAP-Based Financial Measures.”

Net income for the nine months ended March 31, 2010 was $1,675,614, or $0.64 per diluted share, an increase of 123% compared to the $750,060, or $0.29 per diluted share, earned for the nine months ended March 31, 2009.

The increase in both quarterly and nine month net income year over year was primarily due to continued growth in net interest margin, resulting from the  growth in lower cost core deposits, and continued growth of non interest income.

Jim Delamater, President and CEO of Northeast Bancorp said, “Our earnings continued to improve primarily as a result of our improved net interest margin and our diversified business model. We are pleased to see improvement in the marketplace, as evidenced by the continued growth in mortgage activity and in core deposits.”

Net interest income increased 9% for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009, and 6% for the nine months ended March 31, 2010 compared to the nine months ended March 31, 2009. Net interest income increased primarily from an increased net interest margin, which increased 28 basis points and 18 basis points, respectively, for the quarter and nine months ended March 31, 2010. This increase in net interest margin was attributable to a decrease in the cost of funds due to a shift of higher cost fixed rate deposits to lower cost core deposits.

Noninterest income for the quarter-ended March 31, 2010 totaled $3,065,114 and, for the nine-month period, totaled $9,073,849, representing increases of 13% and 15%, respectively, over the same periods during the previous year.

Mr. Delamater commented further, “With over 40% of our revenue generated from noninterest sources, our mortgage, insurance and investment divisions are delivering solid results and, as such, we have increased our hiring to satisfy the demand. We look forward to continued growth in this area.”

Compared to the quarter ended December 31, 2009, the balances of delinquent loans and non-performing loans and assets decreased. As a result, the allowance for loan losses remained level during the quarter ended March 31, 2010. The allowance represented 1.53% of total loans at March 31, 2010 compared to 1.50% of total loans at December 31, 2009. Management believes that the allowance for loan losses balance of $5.9 million at March 31, 2010 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards.

Other business activities included the opening of the Poland community branch, a state-of-the-art “dialogue branch” that will serve as a model for the Company in the future with an advanced ATM machine that scans cash and checks to facilitate 24-hour banking. It is also designed to increase interaction and relationships between customers and the Bank. Due to the proximity to the new Poland branch, the Mechanic Falls branch operations were consolidated into the Poland branch, reducing the overhead associated with maintaining its location. The Company also evaluated its insurance operations and, as a result, sold its Rangeley Insurance Agency office to a local competitor.

The Company had over $611 million in assets at March 31, 2010 and now employs over 250 people across Maine and New Hampshire.

In addition to announcing earnings, the Company declared payment of its regular quarterly dividend of $0.09 per share, payable on May 21, 2010 to the shareholders of record as of April 30, 2010.

"While we continue to pursue new opportunities to grow, we also remain focused on bringing greater stability for our employees, customers and the community and, as always, on creating greater shareholder value. The market continues to demand fresh thinking and action and we’re proud that our Company continues to deliver innovative approaches while still maintaining its core values and community banking model,” said Delamater.

Capital Investment — FHB Formation LLC (“FHB”)

During this past quarter, the Company announced that its Board of Directors unanimously agreed to sell $16.2 million of newly-issued common shares to several independent accredited investors (the “Investors”), through FHB Formation LLC (“FHB”), an entity created for this investment, pursuant to an Agreement and Plan of Merger between FHB and Northeast (the “Agreement”). In addition to their purchase of newly-issued common shares, under the terms of the Agreement, the Investors will also purchase approximately 40% of Northeast’s outstanding common shares from existing shareholders for approximately $12.9 million. The purchase of the new shares from Northeast and the purchase of Northeast shares from existing shareholders will be at a price equal to $13.93 per share (the “Investment”).

Immediately following the closing of the Investment, the existing Northeast shareholders will collectively own approximately 40% of the outstanding shares of Northeast, and the Investors will collectively own approximately 60% of the outstanding shares of Northeast. Consummation of the transaction is subject to regulatory and shareholder approval.

For a more complete discussion of the proposed  transaction please see  the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2010.

About Northeast Bancorp
Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a leader in delivering one-stop shopping for financial services. Headquartered in Lewiston, Maine, Northeast Bank, together with its wholly owned subsidiary Northeast Bank Insurance Group, Inc., derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments. Northeast Bank operates ten traditional bank branches, twelve insurance offices, three investment centers and a loan production office that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.
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This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this release and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2009.

IMPORTANT NOTE: Securities and Advisory Services offered through Commonwealth Financial Network, Member FINRA, SIPC, a Registered Investment Advisor. Securities are not FDIC insured, not bank obligations or otherwise bank guaranteed and may lose value. Northeast Financial is located at 202 Rte 1, Suite 206, Falmouth ME 04105

Supplemental Reporting of Non-GAAP-based Financial Measures

This press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). Northeast’s management uses these non-GAAP measures in its analysis of the Company's performance. The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Northeast’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Earnings per share excluding amortization of customer list and intangibles are a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is earnings per share which is calculated using GAAP-based amounts. We calculate earnings per share excluding amortization of customer list and intangibles by excluding the amortization expense for the amortization of customer list and other intangibles recorded in connection with the acquisitions of insurance agencies from our calculation of earnings per share. Management uses earnings per share excluding amortization of customer list and intangibles in order to review our core operating results. Management believes that this is a better measure of our performance.

The following sets forth a reconciliation of earnings per share excluding amortization of customer list and intangibles to adjusted diluted earnings per share:

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2010	2009	2010	2009
Earnings excluding intangible amortization
Net income	$531	$387	$1,676	$750
Add back intangible expense, net of tax	115	118	359	369
Adjusted net income	$646	$505	$2,035	$1,119

Adjusted net income available to common shareholders	$585	$445	$1,852	$1,045

Adjusted basic earnings per share	$0.25	$0.19	$0.80	$0.45
Adjusted diluted earnings per share	$0.25	$0.19	$0.79	$0.45

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,		%	March 31,		%
	2010	2009	Change	2010	2009	Change
Selected financial information

Income statement data:

Interest income	$7,844	$8,336	-6%	$23,639	$25,584	-8%
Interest expense	3,249	4,105	-21%	10,332	13,085	-21%
Net interest income	4,595	4,231	9%	13,307	12,499	6%
Provision for loan losses	640	619	3%	1,723	1,643	5%
Net interest income after provision for loan losses	3,955	3,612	9%	11,584	10,856	7%

Gain on sale of loans	140	314	-55%	708	429	65%
Loss on securities, net	(63)	-	NM	(20)	(82)	-76%
Investment brokerage income	467	247	89%	1,455	1,275	14%
Insurance agency income	1,741	1,524	14%	4,705	4,472	5%
Other noninterest income	780	620	26%	2,226	1,814	23%
Noninterest Income	3,065	2,705	13%	9,074	7,908	15%
Noninterest expense	6,272	5,843	7%	18,440	17,965	3%
Operating income before income tax	748	474	58%	2,218	799	178%
Income tax expense	217	87	149%	542	49	1,006%
Net income	$531	$387	37%	$1,676	$750	123%
Net income available to common stockholders	$470	$327	44%	$1,493	$676	121%

Per share data:
Basic earnings per common share	$0.20	$0.14	43%	$0.64	$0.29	121%
Diluted earnings per common share	$0.20	$0.14	43%	$0.64	$0.29	121%
Weighted average shares outstanding:
Basic	2,322,332	2,321,332	0%	2,321,726	2,319,332	0%
Diluted	2,342,153	2,321,332	1%	2,331,227	2,329,527	0%

Book value per common share	$19.74	$19.00		$19.74	$19.00
Tangible book value per common share	$14.60	$13.71		$14.60	$13.71

Net interest margin	3.30%	3.02%		3.15%	2.97%
Net interest spread	3.03%	2.70%		2.94%	2.74%
Return on average assets (annualized)	0.35%	0.26%		0.37%	0.16%
Return on equity (annualized)	4.32%	3.27%		4.54%	2.30%
Tier I leverage ratio (Bank)	8.15%	7.70%		8.15%	7.70%
Tier I risk-based capital ratio (Bank)	12.07%	11.23%		12.07%	11.23%
Total risk-based capital ratio (Bank)	13.32%	12.48%		13.32%	12.48%
Efficiency ratio	82%	84%		82%	88%
Nonperforming loans	9,844	8,677		9,844	8,677
Total nonperforming assets	11,764	9,463		11,764	9,463
Nonperforming loans as a % of total loans	2.55%	2.17%		2.55%	2.17%
Nonperforming assets as a % of total assets	1.92%	1.56%		1.92%	1.56%

	March 31,		%
	2010	2009	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$170,763	$159,942	7%
Loans held for sale	2,574	334	671%
Loans	386,541	399,302	-3%
Allowance for loan losses	5,923	5,678	4%
Goodwill & intangibles	11,954	12,270	-3%
Total assets	611,970	607,201	1%

Deposits:
NOW and money market	94,594	77,946	21%
Savings	32,555	19,626	66%
Certificates of deposits	216,376	230,671	-6%
Brokered time deposits	4,880	11,295	-57%
Noninterest-bearing deposits	31,959	30,113	6%
Total deposits	380,364	369,651	3%

Borrowings	178,350	186,319	-4%
Stockholders' equity	50,096	48,314	4%

Shares outstanding	2,322,332	2,321,332	0%